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EXHIBIT 99.1

Contact:  Susan B. Railey
          (301) 468-3120
          James T. Pastore
          (202) 546-6451                                FOR IMMEDIATE RELEASE


           CRIIMI MAE OFFERS CUMULATIVE CONVERTIBLE PREFERRED STOCK


ROCKVILLE, MD, Aug. 8, 1996 - (NYSE:CMM) - CRIIMI MAE Inc., a full-service commercial mortgage company structured as a real estate investment trust (REIT), announced the offering of 2,100,000 shares of the company's 10.875% Series B Cumulative Convertible Preferred Stock (NYSE:CMM-PrB) at an offering price of $25.00 per share.

The underwriters for the offering are Friedman, Billings, Ramsey & Co., Inc. and BT Securities Corporation.

The 10.875% Series B Cumulative Convertible Preferred Stock will be convertible, at any time, into 2.2844 shares of common stock at any time which represents a conversion premium of 3% over the closing price of the common stock on August 7, 1996. The quarterly base dividend rate will be $0.68 per share
(equal to $2.72 per annum). The preferred stock will participate in increases in the common stock dividend above $0.30 per share per quarter. The preferred stock will not be redeemable by CRIIMI MAE prior to August 8, 2006, and thereafter it is redeemable at a price of $25.00 per preferred share.

CRIIMI MAE has granted the underwriters an option, exercisable for 30 days, to purchase up to 315,000 additional shares of preferred stock to cover over-allotments.

CRIIMI MAE intends to use the proceeds to acquire mortgage investments, including subordinated CMBS, to sponsor and/or participate in collateralized mortgage obligation programs and for other general corporate purposes, including working capital.

A copy of the prospectus is available from the underwriters.


                                    -more-

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CRIIMI MAE is a full-service commercial mortgage company, structured as a self-administered REIT. It invests in government insured and guaranteed mortgages secured by multifamily housing complexes located throughout the United States and in uninsured mortgage and mortgage-related investments backed by multifamily and other commercial mortgages, such as higher yielding, higher risk, subordinated ownership interests in bonds issued in commercial loan securitizations, using a combination of debt and equity. CRIIMI MAE's principal objectives are to provide increasing cash dividends to its shareholders and to enhance the value of its Common Shares. CRIIMI MAE's strategy is to increase recurring earnings, including both investment income and fee income. To help achieve that goal, CRIIMI MAE focuses on several areas: building a quality portfolio, efficient financing of its investments, and active portfolio management and mortgage servicing.

     This release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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